EXHIBIT 99
NEWS RELEASE



CONTACT:   Frank J. Poirot, CL&P          Samantha Crowley, UI
PHONE:     (860) 665-3409                 (203) 499-3824


CONNECTICUT SITING COUNCIL APPROVES MIDDLETOWN TO NORWALK TRANSMISSION
          PROJECT THOROUGH PROCESS PROVIDES FAIR COMPROMISE


      BERLIN, CONN. AND NEW HAVEN, CONN. APRIL 7, 2005 - After 18 months of review and more than 50 public meetings the Connecticut Siting
Council has approved the 69-mile, 345 kV Middletown to Norwalk transmission project proposed by The Connecticut Light & Power Company (CL&P) and The United Illuminating Company (UI).

      "The Council's final decision reflects the best thinking of all parties. It took a Herculean effort to balance the needs of the state with those of local residents," said Lee Olivier, president CL&P
Transmission Group.

      "We want to thank everyone involved in the process for their dedication to ensuring we have the best decision possible. The process has been fair, open and transparent to all parties in this application," he said.

      "We look forward to moving this vital infrastructure project ahead as soon as possible and delivering the upgraded transmission system that is so urgently needed by our customers," said Anthony J. Vallillo, UI president and chief operating officer.

      The final decision includes compromises proposed by communities and grassroots organizations which were directly involved in the review process. Under the Council's decision the original overhead path of the line will be moved in Woodbridge and Durham to avoid a school and a neighborhood. Local involvement will continue in the months ahead as detailed design plans are developed for the line.

                                   - more -


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      The project which will improve Connecticut's electric reliability and reduce federally mandated congestion charges will stretch from Middletown to Norwalk, with 24 miles of under street construction between Milford and Norwalk. The lines will run overhead between Milford and Middletown. The project is expected to be completed by late 2009 at a cost of nearly $1 billion.


The Connecticut Light and Power Company (CL&P) has been part of everyday life in Connecticut for more than 100 years, providing safe and reliable electric service to homes, neighborhoods and businesses. With more than 1.1 million customers in 149 cities and towns, CL&P is an active member in the communities it serves, offering programs in energy conservation, economic development and environmental education. CL&P is part of the Northeast Utilities System (NYSE:NU). For more information, please visit www.cl-p.com.


UI, The United Illuminating Company, was formed in 1899 when the
Bridgeport Electric Company merged with the New Haven Electric Company. UI is a regional distribution utility providing electricity and energy-related services to more than 320,000 customers in the Greater New Haven and Greater Bridgeport areas.

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